EXHIBIT 10.4
Outside Director Compensation Policy
On June 25, 2009, the Board of Directors (the “Board”) of Spectrum Group International, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee and after consultation with an outside compensation consulting firm, revised the compensation policy for outside members of the Board (each, an “Outside Director”) as follows:
1.	Each Outside Director will receive a cash retainer of $31,000 and equity having a value of $38,000.

2.	The Outside Directors will not be paid for meeting fees for the first six Board meetings occurring during the year, but will be paid a meeting fee of $1,000 in cash for any additional Board meeting attended.*

3.	Each Outside Director serving on a committee of the Board will receive a cash retainer of $5,000.

4.	Each Outside Director serving as the chairman of a committee will receive an additional $5,000 in cash.

5.	Each Outside Director will receive a meeting fee of $1,000 in cash for each committee meeting attended.*

6.	The new policy is effective as of July 1, 2009.
In addition, the Board also implemented a policy of rotating committee chairman once every three years, and adopted director ownership guidelines requiring Outside Directors to hold stock worth three times annual cash retainer within later of policy implementation or three years of initial election to Board and five times within five years thereof.

*	In calculating the amount of meeting fees, the following shall apply:
•	100% of regular fee shall be payable for in-person meetings regularly scheduled and specially called by the Chairman at which business transacted/discussed and minutes taken.

•	50% of regular fee shall be payable for regularly scheduled and specially called mandatory telephone meetings at which business transacted/discussed and minutes taken; provided that 100% of the regular fee shall be payable for any such telephonic meeting that exceeds one hour.